EXHIBIT 22.6 - PROXY STATEMENT


                      NOTICE OF ANNUAL MEETING
                           JUNE 7, 1996


To The Stockholders of Electronic Systems Technology, Inc.:

The Annual Meeting of Stockholders of Electronic Systems Technology, Inc. (EST), a Washington Corporation, will be held at Cavanaugh's Motor Inn at Columbia Center, Kennewick, Washington on Friday, June 7, 1996 at 3:00 p.m. PDT for the following purposes:

1. To re-elect certain members of the Board of Directors
2. To ratify the selection of the independent auditors of the Corporation
3. To ratify and approve Stock Option Bonuses
4. To ratify and approve the adoption of the 1996 Stock Option Plan
5. To transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record at the close of business on April 12, 1996 are entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

   T.L. KIRCHNER
T.L. Kirchner, President
April 29, 1996 / Approximate Date of mailing to Stockholders

IMPORTANT: Whether or not you plan to attend the meeting, please execute and return the enclosed proxy. A return envelope is enclosed for your convenience. Prompt return of the proxy will assure a quorum and save the Company unnecessary expense. At least ten (10) days before the meeting of stockholders, a complete record of the stockholders of the Company entitled to vote at such meeting, or any adjournment thereof, will be on file at the place of business of the Company at 415 N. Quay St., Kennewick, Washington 99336, and shall be produced and kept open at the time and place of the meeting. During all times referred to above, the records shall be subject to the inspection of any shareholder for the purposes of the meeting.

                  ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                           415 N. QUAY STREET
                      KENNEWICK, WASHINGTON 99336
                             (509) 735-9092

                           PROXY STATEMENT
                             RELATING TO
                    ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON JUNE 7, 1996

                           INTRODUCTION

This Proxy Statement is being furnished by the Board of Directors of Electronic Systems Technology, Inc. a Washington corporation (the "Corporation"), to holders of shares of the Corporation's Common Stock ("Common Stock") in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Corporation to be held on Friday, June 7, 1996 and any adjournment or adjournments thereof (the "Annual Meeting") for the purposes set forth in the accompanying Notice of the Annual Meeting. This Proxy Statement is first being mailed to shareholders on or about April 29, 1996. The Annual Report of the Company for the year ending December 31, 1995 was mailed to stockholders prior to the mailing of this Proxy Statement. Such Annual Report does not form any part of the material for solicitation of proxies.

                     PURPOSES OF ANNUAL MEETING

ELECTION OF DIRECTORS
At the Annual Meeting, shareholders entitled to vote (see "Voting at Annual Meeting") will be asked to consider and take action on the election of two directors to the Corporation's Board of Directors to serve for a three year term. See "Election of Directors."

RATIFICATION OF AUDITORS
At the Annual Meeting, shareholders will be asked to ratify the selection of Robert Moe & Associates, P.S. as independent auditors of the Corporation for the fiscal year ending December 31, 1996. See "Approval of Auditors."

RATIFICATION OF STOCK OPTION BONUSES
At the Annual Meeting, shareholders will be asked to ratify certain Stock Option Bonuses approved by the Board of Directors on February 9, 1996 to certain officers, directors, and employees. See "To ratify and approve the Issuance of Stock Option Bonuses to certain officers, directors, and employees."

RATIFICATION OF ADOPTION OF THE 1996 STOCK OPTION PLAN
At the Annual Meeting, shareholders will be asked to ratify the Stock Option Plan, approved by the Board of Directors on April 12, 1996 to be administered by the Board of Directors as outlined in the Plan. See "To ratify and approve adoption of the 1996 Stock Option Plan."

OTHER BUSINESS
To transact other matters as may properly come before the annual meeting or any adjournment or adjournments thereof.

                   VOTING AT ANNUAL MEETING

GENERAL

The close of business on the Date of April 12, 1996 has been fixed as the record date for determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). As of the Record Date, there were issued and outstanding 5,006,667 shares of Common Stock entitled to vote. A majority of such shares will constitute a quorum for the transaction of business at the Annual Meeting. The holders of record on the Record Date of the shares entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting. All action proposed herein may be taken upon a favorable vote of the holders of a majority of such shares of Common Stock represented at the Annual Meeting provided a quorum is present at the meeting in person or by proxy.

PROXIES

Shares of Common Stock which are entitled to be voted at the Annual
Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted: (1) FOR election of two individuals to the Corporation's Board of Directors, (2) FOR the ratification of the selection of independent auditors; (3) FOR the ratification and approval of the issuance of Stock Option Bonuses to certain officers, directors, and employees; (4) FOR the ratification and approval of the Stock Option Plan; and (5) AT the discretion of the proxy holder, any other matters which may properly come before the Annual Meeting. A shareholder who has executed and returned a proxy may revoke it at any time before it is voted at the Annual Meeting by executing and returning a proxy bearing a later date, by giving written notice of revocation to the Secretary of the Corporation, or by attending the Annual Meeting and voting in person. A proxy is not revoked by the death or incompetence of the maker unless, before the authority granted thereunder is exercised, written notice of such death or incompetence is received by the Corporation from the executor or administrator of the estate or from a fiduciary having control of the shares represented by such proxy.

The indication of an abstention on a proxy or the failure to vote either by proxy or in person will be treated as neither a vote "for" nor "against" the election of any director. Each of the other matters must be approved by the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote. Abstention from voting will have the practical effect of voting against these matters since it is one less vote for approval. Broker non-votes, shares held by brokers or nominees for the accounts of others as to which voting instructions have not been given, will be treated as shares that are present for determining a quorum, but will not be counted for purposes of determining the number of votes cast with respect to a proposal. Brokers and nominees, under applicable law, may vote shares for which no instructions have been given in their discretion in the election of directors.

The Corporation will bear all the costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing this Proxy Statement and accompanying material to shareholders. In addition to the solicitation of proxies by use of the mails, the directors, officers, and employees of the Corporation, without additional compensation, may solicit proxies personally or by telephone or telegram.

1. ELECTION OF DIRECTORS

It is intended that the proxies solicited hereby will be voted for election of the nominee for director listed below, unless authority to do so has been withheld. The Board of Directors knows of no reason why its nominees will be unable to accept election. However, if any nominee becomes unable to accept election, the Board will either reduce the number of directors to be elected or select substitute nominees. If substitute nominees are selected, proxies will be voted in favor of such nominees.

The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. The terms of directors of Class II expire with the 1998 Annual Meeting, the terms of directors of Class III expire with the 1996 Annual Meeting and the terms of directors of Class I expire with the 1997 Annual Meeting.

NOMINEES

The nominees for Class III directors whose terms, if elected, will expire in 1999 and certain additional information with respect to each of them is as follows:

NOMINEE'S NAME, POSITION WITH THE COMPANY, PRINCIPAL OCCUPATION(S), OTHER DIRECTORSHIPS, AGE, AND OWNERSHIP:

CLASS III - THREE YEAR TERM EXPIRING JUNE 1996

T.L. KIRCHNER: Mr. Kirchner is founder, President and a Director of the Corporation. During the last five years Mr. Kirchner devoted 100% of his time to the Management of the Corporation. His primary duties are to oversee the Management and Marketing functions of the Corporation. Mr. Kirchner does not serve as a director for any company registered under the Securities Act.

Age:                               47
Shares Beneficially Owned*:  	403,488
Percent of Class:                 8.1
A Director Since:                1985

* Shares beneficially owned do not include 75,000 shares subject to the options granted 12-10-93, 2-3-95, and 2-9-96.

JOHN H. RECTOR: Mr. Rector is a Director of the Company. Mr. Rector founded Western Sintering, Inc., located in Richland, Washington. Western Sintering, Inc., a powdered metal parts manufacturer, is an Original Equipment Manufacturer (OEM) for Fortune 500 companies nationwide. Mr. Rector recently retired as president of Western Sintering, Inc., but is still acting in an advisory position to the officers and directors of Western Sintering, Inc. Mr. Rector does not serve as a director of any company which is registered under the Securities Act.

Age:                             79
Shares Beneficially Owned:    3,000
Percent of Class:               0.1
A Director Since:              1992

MANAGEMENT RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES TO THE BOARD OF DIRECTORS OF THE COMPANY

2. RATIFICATION OF AUDITORS

Robert Moe & Associates, P.S., independent public accountants, have again been selected by the Board of Directors as the independent auditors for the Corporation for the fiscal year ending December 31, 1996, subject to approval by the shareholders. Robert Moe & Associates, P. S. has served as an independent auditor for the Corporation since the fiscal year ended December 31, 1984. This firm is experienced in the field of accounting and
is well qualified to act in the capacity of auditors.   Robert Moe &
Associates, P.S., will not be represented at the annual meeting, but questions from shareholders will be presented to the auditors for response.

MANAGEMENT RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" ITEM 2

3. RATIFY AND APPROVE THE ISSUANCE OF STOCK OPTION BONUSES TO CERTAIN OFFICERS, DIRECTORS, AND EMPLOYEES

The shareholders will be presented at the Annual Meeting with a proposal to approve and ratify the Corporation's issuance of Stock Option Bonuses (the "Bonus"). The Bonus was approved by the Board of Directors on February 9, 1996.

At a regular meeting of Board of Directors, held on February 9, 1996, the Board of Directors authorized Stock Option Bonuses to certain officers, directors, and employees of the Corporation.

The Board of Directors believes the Corporation's long-term progress is dependent upon the quality and continuity of Management. The purpose of the Stock Option Bonus is to aid the Corporation in retaining qualified and competent employees, directors, and officers. The Board believes the Stock Option Bonus constitutes an important incentive to directors, employees, and officers of the Corporation. The essential features of the Stock Option Bonus are summarized below, but such summary is qualified in its entirety by the full text of each Stock Option Grant. A total of 200,000 shares of the Corporation's Common Stock will be available for issuance upon the exercise of the Stock Options granted under the Stock Option Bonus.

The total number of shares available under the Bonus, the number of shares subject to outstanding options and the exercise price per share of Options will be subject to the adjustment upon the occurrence of stock dividends, stock splits, mergers, consolidations, recapitalization, combinations or exchanges or stock, or other similar circumstances.

The fair market value of the Corporation's Common Stock on February 9, 1996, as determined by the mean of the Bid and Ask price as reported by the National Quotation Bureau from several Bulletin Board Makers in the over-the-counter market, was $0.42 per share. The maximum number of shares which may be offered upon exercise of Options under the Bonus constitutes approximately 4% of the Common Stock outstanding on the record date.

ELIGIBLE INDIVIDUALS

The Board of Directors authorized and granted Stock Option Bonuses to the following employees, officers, and directors (without consideration) in accordance with the conditions delineated below:

          NAME                STATUS     OPTION SHARES
          ----                ------     -------------

     David B. Strecker       Employee        25,000
     Eric P. Marske          Employee        25,000
     Jon A. Correio          Employee        25,000
     Alan B. Cook            Employee        25,000
     Melvin Brown            Director        25,000
     Tom Kirchner            Director        25,000
     Arthur Leighton         Director        25,000
     Robert Southworth       Director        25,000

None of the individuals listed above have exercised any option.

SUMMARY OF OPTIONS

 1. To be eligible for a stock option bonus, an employee or a director must have no less than three years of continuous tenure as of February 9, 1996.

 2. Each option grant will be at an exercise price per share equal to market price at the time of the grant, i.e. February 9, 1996. Market price will be the mean of bid and ask prices recorded on the National Daily Quotation Service "pink sheet" on the effective date of the option grant. If no activity is reported for that date the "pink sheet" with closest preceding date with recorded activity will establish market price.

 3. Each grant must be exercised by the optionee not later than three years (1095 days) from the date of the grant, February 9, 1996.

 4. Options must be exercised in minimum blocks of 5,000 shares at any one time. Options not exercised within the three year (1095 days) period from option grant will terminate.

 5. The Options and underlying Common Stock are subject to Registration Rights of the recipients of the Options.

EFFECT ON THE CORPORATION

The exercise of an Option under the Bonus Arrangement may result in the reduction in the per share book value of the outstanding Common Stock if the book value of the stock at the time of exercise exceeds the exercise price.

FEDERAL INCOME TAX CONSEQUENCES

The principal tax consequences of the grant and exercise of the Bonus or what is technically known as Nonqualified Stock Options under current provisions of the Federal income tax laws, can be summarized as follows:

The grant of the Bonus does not produce taxable income to the recipient
or a tax deduction to the Corporation, except as described below.   Upon
exercise of an Option, the excess of the fair market value of the shares acquired over the amount paid by the recipient will be taxable to the recipient as ordinary income.

If the optionee is an officer, director or more than 10% beneficial owner of the Corporation's Common Stock, no income will be recognized by such optionee at the time the Bonus is exercised. Instead such recipient will recognize ordinary income six months after the date of exercise in an amount equal to the fair market value on the stock at that time less the amount paid by the recipient. Alternatively, if an election is made pursuant to Section 83(b) of the Internal Revenue Code within 30 days of the exercise of the bonus, such a recipient will recognize ordinary income as of the time of the exercise of the Option in the same manner as other recipients.

In connection with the exercise of a Stock Option, the Corporation will be entitled to a deduction for income tax purposes in an amount equal to the ordinary income taxable to the recipient. The deduction will be available to the Corporation in the year in which such ordinary income is recognized. Any additional profit or loss realized by a recipient or disposition of the shares will not result in any additional tax deduction to the Corporation.

The Corporation previously granted stock options, which to date remain unexpired, on December 10, 1993, and on February 3, 1995. A total of 325,000 shares of the Corporation's Common Stock remain available for issuance upon the exercise of the Stock Options granted on these previous two dates.

MANAGEMENT RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" ITEM 3

4. RATIFY AND APPROVE ADOPTION OF THE 1996 STOCK OPTION PLAN

GENERAL

At the meeting, there will be presented to the shareholders a proposal to approve and ratify the adoption by the Board of Directors of a 1996 Stock Option Plan (the "1996 Stock Plan"). The 1996 Stock Plan was adopted by the Board of Directors on April 12, 1996, subject to shareholder approval. The 1996 Stock Option Plan provides for the issuance of Stock Options. Options granted under the 1996 Stock Option Plan are Nonstatutory Stock Options.

The Board of Directors recommends the adoption of the proposed 1996 Stock Option Plan (the "Plan"). The purpose of the Plan is to promote the interests of the Company and its stockholders by strengthening the Company's ability to attract and retain experienced and knowledgeable officers, directors, and employees, and to encourage them to acquire an increased proprietary interest in the Company.

The text of the proposed Plan is published in this proxy statement as Exhibit #1. The following is a summary of the Plan and should be read together with the full Plan text.

    ADMINISTRATION. The Plan would be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee has full power to select, from among the persons eligible for awards, the individuals to whom awards will be granted, the number of shares of stock subject to each option, the dates on which the options will be granted, to make any combination of awards to any participant and to determine the specific terms of each award, subject to the provisions of the 1996 Stock Plan. The interpretation and construction of any provision of the 1996 Stock Plan by the administration shall be final and conclusive. The benefits or amounts that will be received by or allocated to eligible individuals are undetermined as of the date herein.

    SHARES RESERVED FOR ISSUANCE. The Plan authorized the granting of nonqualified stock options. The total number of shares which may be granted under the Plan will not exceed 1,000,000 shares of Common Stock, subject to stock splits and similar events. Options that are forfeited or terminated will again be available for grant. Shares may be authorized but unissued, currently held or reacquired shares.

    OPTION PRICE. The Plan provides that the option price per share for nonqualified stock options will be the market price at time of grant. Market price is defined as the mean of bid and ask prices recorded on the National Daily Quotation Service "pink sheet" for the effective date of the option grant. If no activity is reported for that date the "pink sheet" with the closest preceding date with recorded activity will establish the market price. The Plan also provides that each stock option shall expire no later that 3 years following the grant of the option.

    MINIMUM EXERCISE REQUIREMENT. The Plan provides that options must be exercised in minimum blocks of 5,000 shares at any one time. In the event of termination of employment or board membership, the optionee shall have a period of ninety days in which to exercise any options.

    MEANS OF EXERCISE. Payment of the option exercise price may be in cash or check payable to the Company.

    TERMINATION. The Plan continues in effect until terminated by the Board or by stockholders, but such termination will not affect the terms of any options outstanding at that time. The Board may amend, terminate or suspend the Plan at any time, provided that no amendment regarding amount, price or timing of the grants may be made other than to comport with changes in certain requirements of the Securities Act of 1933 and/or the Securities Exchange Act and Internal Revenue Code requirements. Amendments that would materially increase the number of shares that may be issued, materially modify the requirements as to eligibility for Plan participants, or materially increase the benefits to Plan participants must be approved by the stockholders.

    NONTRANSFERABILITY. Options granted pursuant to the 1996 Stock Plan are nontransferable by the participant, other than by will or by the laws of descent and distribution or a Qualified Domestic Relations
Order, and may be exercised during the lifetime of the participant, only by the participant.

    ADJUSTMENT UPON CHANGES IN CAPITALIZATION. Subject to any required action by the shareholders of the Company, in the event any change, such as a stock split or dividend, is made in the Company's capitalization which results in an increase or decrease in the number of issued shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment shall be made in the number of shares that have been reserved for issuance under the 1996 Stock Plan (including shares subject to an option or right) and the price per share covered by each outstanding Stock Option. In the event of the proposed dissolution or liquidation of the Company, all outstanding Stock Options will terminate immediately prior to the consummation of such proposed action. However, the Board of Directors may, in its discretion, make provisions for accelerating the exercisability of shares subject to Stock Options under the 1996 Stock Plan in such event.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following is a brief summary of the federal income tax consequences of transactions under the 1996 Stock Plan based on federal securities and income tax laws in effect on April 1, 1996. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside.

    NONSTATUTORY STOCK OPTIONS. Except as noted below, with respect to Nonstatutory Options, (i) no income is recognized by the optionee at the time the option is granted; (ii) generally, at exercise, ordinary income is recognized by the optionee in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise, and the Company is entitled to a tax deduction in the same amount; and (iii) at disposition, any gain or loss is treated as capital gain or loss. The optionee's holding period for long-term capital gain purposes commences as of the date he or she recognizes ordinary income with respect to an option exercise. Upon resale of such shares by the optionee any difference between the sale price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss, and will qualify for long-term capital gain or loss treatment of the shares have been held for more than one year. In the case of an optionee who is also an employee, any income recognized upon exercise of a Nonstatutory Stock Option will constitute wages for which withholding will be required. However, different rules may apply to restricted stock is purchased or if shares are purchased by an optionee who is also an officer, director or more than 10% shareholder. See discussion below of "Special Rules Applicable to Corporate Insiders and Restricted Stock Purchases."

    CAPITAL GAINS. Generally, under law in effect as of April 1, 1996, net capital gain (net long-term capital gain minus net short-term capital loss) is taxed at a maximum rate of 28%. Capital losses are allowed in full against capital gains plus up to $3,000 of other income.

    SPECIAL RULES APPLICABLE TO CORPORATE INSIDERS AND RESTRICTED STOCK PURCHASES. Generally, individuals subject to Section 16(b) of the Exchange Act ("Insiders") and individuals who purchase stock may have their recognition of compensation income and the beginning of their capital gains holding period deferred for up to six months after option exercise (for Insiders), or until the restriction lapse (for restricted stock purchases)(the "Deferral Date"), with the excess of the fair market value of the stock determined as of the Deferral Date over the purchase price being taxed as ordinary income, and the tax holding period for any subsequent gain or loss beginning on the Deferral Date. However, an Insider or restricted stock purchaser who so elects under Code Section 83(b) on a timely basis may instead be taxed on the difference between the excess of the fair market value on the date of transfer over the purchase price, with the tax holding period beginning on such date.

    EFFECT ON THE CORPORATION The exercise of an Option under the above described Stock Bonus Arrangements, as may be granted by the Committee under the plan, may result in the reduction in the per share book value of the outstanding Common Stock if the book value of the stock at the time of exercise exceeds the exercise price.

The affirmative vote of the holders of record of a majority of shares of common stock present in person or represented by proxy and entitled to vote at the meeting is necessary to adopt the Plan.

MANAGEMENT RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" ITEM 4.

5. OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors is not aware of any matters that will be presented for action at the Annual Meeting other than those described above. Should other business properly be brought before the Annual Meeting, it is intended that the accompanying Proxy will be voted thereon in the discretion of the persons named as proxies.

MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE:

CLASS I - THREE YEAR TERM EXPIRING JUNE 1997

MELVIN H. BROWN: Mr. Brown is a Director of the Corporation. In his primary occupation he is the president and founder of Manufacturing Services, Inc. Manufacturing Services is a full service Company providing services in packaging design, printed circuit board layout, prototyping, production runs, verification of documentation testing, burn-in, quality control, and repetitive volume production.
Manufacturing Services provides manufacturing and quality control testing services for Electronic Systems Technology, Inc. EST purchased approximately $52,000 of these services from Manufacturing Services during 1995. (See Related Party Transactions below.) Mr. Brown does not serve as a director of any company which is registered under the Securities Act.

Age:                              65
Shares Beneficially Owned*: 	76,500
Percent of Class:                1.5
A Director Since:               1985

* Shares beneficially owned do not include 75,000 shares subject to the options granted 12-10-93, 2-3-95, and 2-9-96.

ARTHUR LEIGHTON: Mr. Leighton is a Director of the Corporation. In his primary occupation he has held senior management positions throughout his professional career. Until his retirement in 1986, he was president of Kraft Systems of Vista, California. During his presidency, Kraft Systems was engaged in the research, development, production and marketing of industrial control products and radio control equipment. Mr. Leighton does not serve as a director of any company which is registered under the Securities Act.

Age:                            72
Shares Beneficially Owned*: 59,000
Percent of Class:              1.2
A Director Since:             1985

* Shares beneficially owned do not include 75,000 shares subject to the options granted 12-10-93, 2-3-95, and 2-9-96

ROBERT SOUTHWORTH: Mr. Southworth is a Director of the Corporation. In his primary occupation he is a Senior Patent Attorney with the United States Department of Energy in Richland, Washington, and is responsible, among other duties, for preparing and prosecuting domestic and foreign patent applications in such fields as nuclear reactors, fuel reprocessing, waste management and energy fields of solar, wind, and fossil fuels. Mr. Southworth received a degree in Chemical and Petroleum Refining Engineering from the Colorado School of Mines in 1968, a Masters of Business Administration from the University of Colorado in 1973, and a Law Degree from the University of Denver in 1976. Mr. Southworth has not been engaged in any legal matters concerning the Company. Mr. Southworth does not serve as a director for any company registered under the Securities Act.

Age:                             52
Shares Beneficially Owned*: 	4,000
Percent of Class:               0.1
A Director Since:              1985

* Shares beneficially owned do not include 75,000 shares subject to the options granted 12-10-93, 2-3-95, and 2-9-96.


CLASS II - THREE YEAR TERM EXPIRING JUNE 1998

JOHN L. SCHOOLEY: Mr. Schooley is a Director of the Corporation. In his primary occupation he is the president and founder of Remtron, Inc. Remtron, located in Escondido, California, is a manufacturer of advance radio control and telemetry systems for the industrial market. Prior to founding Remtron, Mr. Schooley was Vice President of Engineering for Kraft Systems. Mr. Schooley holds a Bachelor of Science Degree in Electrical Engineering and served as a Captain in the U.S. Air Force from 1961 to 1968. During 1994, EST purchased research and development services of $42,000 from Remtron. In 1995, the Company contracted services of this nature with an independent third party, unaffiliated with the Company. (See Related Party Transactions below.) Mr. Schooley does not serve as a director of any company which is registered under the Securities Act.

Age:                              56
Shares Beneficially Owned: 	10,000
Percent of Class:                0.2
A Director Since:               1993

                     SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 1, 1996, amount and percentage of the Common Stock of the Company, which according to information supplied by the Company, is beneficially owned by management, including officers and directors of the Company.

TITLE             NAME            AMOUNT & NATURE        PERCENT
 OF                OF                   OF                 OF
CLASS       BENEFICIAL OWNER    BENEFICIAL OWNERSHIP      CLASS
- - -----       ----------------    --------------------      -----

Common      T.L. Kirchner             403,488 *            8.1%
            (Officer & Director)

Common      Robert Southworth           4,000 *            0.1%
            (Officer & Director)

Common      Melvin H. Brown            76,500 *            1.5%
            (Director)

Common      Arthur Leighton            59,000 *            1.2%
            (Director)

Common      John H. Rector              3,000              0.1%
            (Director)

Common      John L. Schooley           10,000              0.2%
            (Director)

* Shares beneficially owned do not include shares subject to the options granted 12-10-93, 2-3-95 and 2-9-96.

REMUNERATION OF EXECUTIVE OFFICERS

(A) NAMED EXECUTIVE OFFICERS

The Corporation's named executive officers are: T.L. Kirchner, President and CEO.

The Registrant's four most highly compensated executive officers other than the CEO who served as executive officers as of December 31, 1995 are:

                                None

SUMMARY COMPENSATION TABLE

                                         Long Term Compensation
        Annual Compensation           Awards              Payouts
(a)        (b)    (c)    (d)      (e)   (f)      (g)     (h)     (i)
                                             Securities
                                               Options           All
Name and                        Other   Restr-  Under-          Other
Principal                       Annual  icted   lying    LTIP  Compen-
Position   Year  Salary  Bonus  Compen- Stock    SARs  Payouts sation
                                sation  Awards
                   ($)  ($)(1)  ($)(2)   ($)     (#)     ($)    ($)(3)
- - ---------------------------------------------------------------------
T.L.      1995   67,800  5,356   1,406      0    25,000     0   5,025
Kirchner  1994   67,800  8,103     578      0       0       0   6,368
President 1993   63,800  6,000     471      0    25,000     0   9,857
& CEO

(1) Includes amounts paid under the Non-qualified Employee Profit
    Sharing Bonus
(2) Other Annual Compensation includes Accrued Vacation Pay
(3) All Other Compensation consists of premiums paid for Group Health Insurance and Key Man Insurance

The information specified concerning the stock options of the named executive officers during the fiscal year ended December 31, 1995 is provided in the following Option/SAR Grants in the Last Fiscal Year
Table:

                   OPTION/SAR GRANTS IN LAST FISCAL YEAR

                          Individual Grants (4)
- - ---------------------------------------------------------------------------
(a)               (b)         (c)               (d)             (e)
               Number of   % of Total
              Securities  Options/SARs
              Underlying   Granted to
             Options/SARs Employees in   Exercise or base    Expiration
Name         Granted #(4)  Fiscal Year      Price($/Sh)          Date
- - -----------------------------------------------------------------------
T.L. Kirchner  25,000         14.2%            .31              2/2/98

(4) This table does not include Stock Options granted previously on 12/10/93.

The information specified concerning the stock options of the named executive officers during the fiscal year ended December 31, 1995 is provided in the following Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Options/SAR Values Table:

          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                AND FISCAL YEAR END OPTION/SAR VALUES

(a)            (b)            (c)            (d)            (e)
                                          Number of
                                          Securities     Value of
                                          Underlying    Unexercised
							      Unexercised   in-the-money
							      Options/SARs  Options/SARs
							      at FY-End(#)  at FY-End($)
            Number of
         Shares Acquired     Value  	 Exercisable/	 Exercisable/
Name       on Exercise    Realized($)   Unexercisable  Unexercisable
- - -----------------------------------------------------------------------
T.L. Kirchner   0             0            50,000            0

The Company does not currently have a Long-Term Incentive Plan ("LTIP").

The Company currently does not hold any Employment Contracts nor Change of Control Arrangements with any parties.

STOCK OPTION BONUSES

On February 9, 1996, the Company's Board of Directors approved Stock Option Bonuses for Directors and Employees with no less than three years continuous tenure as of February 9, 1996. These options expire three (3) years from February 9, 1996 or 90 days following termination of employment or board membership. The recipients of the Stock Option
Bonuses are as follows:

- - ---------------------------------------------------------------------------
Name              Option Shares (5)          Exercise Price per Share
- - ---------------------------------------------------------------------------

Employees:
David B. Strecker     25,000                           $0.42
Eric P. Marske        25,000                           $0.42
Jon A. Correio        25,000                           $0.42
Alan B. Cook          25,000                           $0.42

Directors:
Melvin Brown          25,000                           $0.42
Tom Kirchner          25,000                           $0.42
Arthur Leighton       25,000                           $0.42
Robert Southworth     25,000                           $0.42

(5) This table does not include Stock Options granted December 10, 1993 and February 3, 1995.

The Corporation has no other bonus, profit sharing, or other arrangement with any officer, director, or employee to issue cash, stock, restricted stock, phantom stock, stock options, stock appreciation rights, warrants or other forms of securities, except for stock options granted on December 10, 1993 and February 3, 1995. A total of 325,000 shares of the

Corporation's Common Stock are available for issuance upon the exercise of those Stock Options.

CHANGE OF CONTROL ARRANGEMENT

There are currently no Change of Control arrangements in place.


            CERTAIN INFORMATION REGARDING THE BOARD OF DIRECTORS

During the fiscal year ended December 31, 1995 the Board of Directors held three meetings. All directors were in attendance at such meetings,
except as follows:   Mr. Schooley  was absent from the February 3, 1995,
March 31, 1995 and June 2, 1995 meetings.

                             COMMITTEES

There are no Compensation, Audit or Nominating Committees. However, from time to time, the Board has established a Stock Option Bonus Committee. The sole purpose of this committee was to research and make recommendations to the Board of Directors regarding one-time grants of Stock Option Bonuses. The Committee met prior to, and made its recommendations at the February 9, 1996 meeting of the Board of Directors.

                    RELATED PARTY TRANSACTIONS

During fiscal year 1995, the Company contracted for services from Manufacturing Services, Inc. in the amount of $51,974. Manufacturing Services, Inc. is owned and operated by Melvin H. Brown, who is a Director of Electronic Systems Technology, Inc. Management believes all prices for services, provided by Manufacturing Services, Inc., were as favorable as could be obtained from comparable manufacturing services companies.

During fiscal year 1994, the Company contracted for engineering services from Remtron, Inc. in the amount of $41,583. Remtron, Inc. is owned and operated by John L. Schooley, who is also a Director of Electronic Systems Technology, Inc. For fiscal year 1995, Remtron, Inc., did not provide any
services to Electronic Systems Technology, Inc.   In 1995, the Company
contracted its engineering services with an independent third party, unaffiliated with the Company.

                       COMPENSATION OF DIRECTORS

Director compensation is limited to reimbursement of out-of-pocket expenses that are incurred in connection with the directors duties associated with the Corporation's business.

                  SHAREHOLDER PROPOSALS AND OTHER MATTERS

The Corporation's next annual meeting will be held on June 7, 1997. A Stockholder who desires to have a qualified proposal considered for inclusion in the Proxy Statement for that meeting must notify the Secretary of the terms and content of the proposal no later than March
15, 1997. The Corporation's By-Laws outline the procedures including notice provisions, for stockholder nomination of directors and other stockholder business to be brought before stockholders at the Annual Meeting. At the time of submission of such proposal a stockholder must have been of record or beneficial owner of at least 1% of the outstanding shares or $1,000 worth of stock in the Corporation, and have held such stock for at least one year and through the date on which the meeting is held. A copy of the pertinent By-Law provisions are available upon written request to Robert Southworth, Secretary, Electronic Systems Technology, Inc., 415 North Quay Street, Kennewick, Washington 99336.

                             FORM 10-KSB

Any shareholder of record may obtain a copy of the Corporation's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 (the "Form 10-KSB"), without cost, upon written request to the Secretary of the Corporation. The Form 10-KSB is not part of the proxy solicitation material for the Annual Meeting.

						By Order of the Board of Directors

                                 T.L. KIRCHNER

						T.L. Kirchner
						President
APRIL 29, 1996
 (Date)

PROXY STATEMENT EXHIBIT #1 - 1996 STOCK OPTION PLAN AS ADOPTED BY BOARD OF DIRECTORS ON APRIL 12, 1996

                      ELECTRONIC SYSTEMS TECHNOLOGY
       1996 STOCK OPTION PLAN FOR DIRECTORS, OFFICERS, AND EMPLOYEES

 1. PURPOSE. The purpose of this plan is to promote the interests of the Company and its stockholders by strengthening the Company's ability to attract and retain the services of experienced and knowledgeable officers and directors and by encouraging such officers and directors to acquire an increased proprietary interest in the Company, as well as to attract, retain, and stimulate the performance of selected employees, and giving such directors and employees the opportunity to acquire a proprietary interest in the Company's business and an increased personal interest in this continued success and progress as well as increase the productivity of those individuals whom the Committee deem to have the potential to contribute to the success of the Company.

 2. DEFINITIONS. Unless otherwise indicated, the following words when used herein shall have the following meanings:

    a. "Board of Directors" shall mean the Board of Directors of the Company.

    b. "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

    c. "Common Stock" shall mean the Company's Common Stock ($0.001 par value) and any share or shares of the Company's stock hereafter issued or issued in substitution for such shares.

    d. "Company" shall mean Electronic Systems Technology, Inc., a Washington Corporation.

    e. "Director" shall mean a member of the Board of Directors.

    f. "Employee" shall mean any person (including officers of the Company), who is employed by the Company or any parent or subsidiary of the Company.

    g. "Nonqualified Stock Option" shall mean any option granted to an eligible employee under the Plan which is not an Incentive Stock Option.

    h. "Option" shall mean and refer to Nonqualified Stock Options.

    i. "Optionee" shall mean any employee who is granted an Option under the Plan. "Optionee" shall also mean the personal representative of an Optionee and any other person who acquires the right to exercise an Option by bequest or inheritance or pursuant to a qualified domestic relations order. (QDRO).

    j. "Subsidiary" shall mean a subsidiary corporation of the Company as defined in Section 425(f) of the Code.

    k. "Years of Service" shall mean twelve (12) consecutive Months of Service, except that the Committee shall be empowered to disregard such 12 month requirement. "Months of Service" shall mean a calendar month during any part which any employee, consultant, or advisor completed an Hour of Service. "Hour of Service" shall mean each hour for which a director or employee is directly or indirectly compensated or entitled to compensation.

 3. ADMINISTRATION.

    a. This plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee"). Except for the terms and conditions explicitly set forth in this Plan, the Committee shall have the authority, in its discretion, to determine all matters relating to the options to be granted under this plan, including selection of the individuals to be granted options, the number of shares to be subject to each grant, the date of grant, the termination of the options, the option term, vesting schedules, and all other terms and conditions thereof. Grants under this plan to employees need not be identical in any respect, even when made simultaneously. The Committee will also determine and approve the granting of options to selected eligible individuals.

    b. Options shall be evidenced by written agreements which shall contain such terms and conditions as may be determined by the Committee. Each agreement shall be signed on behalf of the Company by an officer or officers delegated such authority by the Committee using either manual or facsimile signature.

    c. All decisions made by the Committee pursuant to the provisions of this Plan and all determinations and selections made by the Committee pursuant to such provisions and related orders or resolutions of the Board of Directors shall be final and conclusive.

 4. ELIGIBILITY AND PARTICIPATION. The group of employees, officers, and directors eligible to receive options shall consist of those employees, directors, officers and other key employees with no less than three years continuous tenure with the Company. At the discretion of the Committee, eligible individuals from this group may be selected to receive options.

 5. SHARES SUBJECT TO THIS PLAN.

    a. The stock to be offered under the Plan shall be shares of the Company's authorized Common Stock and may be unissued shares or shares now held subsequently acquired by the Company as treasury shares, as the Board of Directors may from time to time determine. Subject to adjustment as provided in Section 12 hereof, the aggregate number of shares to be delivered under this Plan shall not exceed one million (1,000,000) shares.

       If an option expires, is surrendered in exchange for another option, or terminates for any reason during the term of this Plan prior to its exercise in full, the shares subject to but not delivered under such option shall be available for options thereafter granted and for replacement options which may be granted in exchange for such surrendered or terminated options.

 6. TERMS OF OPTION PERIOD. The term during which options may be granted under this Plan shall expire as set in the discretion of the Committee, and the option period during which each option may be exercised shall, subject to the provisions of Section 13 hereof, be such period as determined by the Committee, up to a maximum of no later than 3 years (1095 days) following the grant date of the option.

 7. OPTION PRICE. The price at which shares may be purchased upon exercise of a particular option shall be such price per share equal to market price at the time of grant. Market price will be the mean of bid and ask prices on the National Daily Quotation Service "pink sheet" for the effective date of the option granted by the Committee. If no activity is reported for that date the "pink sheet" with the closest preceding date with recorded activity will establish market price.

 8. MEANS OF EXERCISE. Payment of the option exercise price by the Optionee may be in cash or check payable to the Company.

 9. VESTING; EXERCISE OF OPTIONS AND RIGHTS.

    a. Vesting: Exercisability. Subject to the provisions of paragraph g. herein, an option shall vest and become nonforfeitable and exercisable, immediately upon issuance by the Committee and receipt of written option agreement signed by the Optionee.

       Notwithstanding the above, all eligible employees, directors, and officers of ELECTRONIC SYSTEMS TECHNOLOGY as of the date of adoption of this plan shall receive credit for prior years of service as an employee, director, or officer of the Company in respect to determining eligibility for granting of options by the Committee.

    b. Each option granted shall be exerciseable in whole or in part at any time or from time to time during the option period as the Committee may determine, provided that the election to exercise an option shall be made in accordance with applicable Federal laws and regulations.

    c. Options will be exercisable in minimum blocks of 5,000 shares at any one time. No option may at any time be exercised with respect to a fractional share and no fractional shares shall be issued.

    d. As a condition to the exercise of a Non-Qualified Stock
       Option, optionees shall make such arrangements as the Committee may require for the satisfaction of any federal, state, or local withholding tax obligations that may arise in connection with such exercise.

    e. No shares shall be delivered pursuant to the exercise of any option, in whole or in part, until qualified for delivery under such securities laws and regulations as may be deemed by the Committee to be applicable thereto and until, in the case of the exercise of an option, payment in full of the option price thereof is received by the Company in cash or check. No holder of an option, or his/her legal representative, legatee, or distributee, shall be or be deemed to be a holder of any shares subject to such option unless and until he/she has received a certificate or certificates therefor.

    f. Notwithstanding any vesting requirements contained in any Option, all outstanding Options shall become immediately exerciseable (1) following the first purchase of Common Stock pursuant to a tender offer or exchange offer (other than an offer made by the Company) for all or part of the Common Stock, (2) at such time as a third person, including a "group" as defined in Section 13(d) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of the Company having 25% or more of the total number of votes that may be cast for the election of Directors of the Company, (3) on the date on which the shareholders of the company approve (i) any agreement for a merger or consolidation on which the Company will not survive as an independent, publicly owned corporation or (ii) any sale, exchange or other disposition of all or substantially all of the Company's assets. The Committee's reasonable determination as to whether such an event has occurred shall be final and conclusive.

    g. Notwithstanding any provisions of the agreement to the contrary, the right of any Employee to receive any benefits hereunder shall terminate and shall be forever forfeited if such employee's employment with the Company or status as a director or officer is terminated because of his/her fraud, embezzlement, dishonesty, or breach of fiduciary duty. In such an event, all unexercised options shall be deemed null and void. This Section shall be inapplicable to any such termination of employment or status as a director or officer occurring after the Plan has been terminated.

10. TRANSFERABILITY OF OPTIONS. The right of any optionee to exercise an option granted under the Plan shall, during the lifetime of such optionee, be exerciseable only by such optionee or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act, or the rules thereunder and shall not be assignable or transferable by such optionee other than by will or the laws of descent and distribution or a qualified domestic relations order (QDRO).

11. TERMINATION OF RELATIONSHIP. The terms and conditions under which an option may be exercised after the termination of relationship with the Company and Optionee shall be as follows:

    a. Immediately following the termination of relationship with the Company, the Optionee shall have a period of ninety (90) days in which to exercise any options which the Optionee has been granted, except under the conditions set forth in paragraphs b. and c. below, which shall supersede the provisions of paragraph a.

    b. If recapitalization and/or similar events result in the change of share values, the Optionee will receive options for equivalent shares. If the Company is not the surviving entity by virtue of merger, acquisition, etc., the Optionee will have a window of ten days in which to exercise any options held at the time. The last day of the window will be five days prior to the legal conclusion of any such event.

    c. In the event of Company acquisition, merger, reorganization and other transactions altering the Company structure, any outstanding options then in force must be immediately exercised.

12. CHANGES IN COMMON STOCK. The aggregate number and class of shares on which options may be granted under this Plan, the number and class of shares covered by each outstanding option, and the exercise price per share thereof (but not the total price), of each such option, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of common stock of the Company resulting from a split-up or consolidation of shares, or any spin-off, spin-out, split-up, or other distribution of assets to shareholders, or any like capital adjustment or the payment of any such stock dividend, or any other increase or decrease in the number of shares of common stock of the Company without the receipt of consideration by the Company, or assumption and conversion of outstanding grants due to an acquisition.

13. AMENDMENT AND DISCONTINUANCE. The Board of Directors may amend, suspend, or discontinue this Plan, but may not, without the approval of the holders of the Company's common stock, make any amendment thereof which operates: a) to increase the total number or shares which may be granted under this Plan, b) to extend the terms of this Plan or the maximum option period provided in
    Section 6 hereof, c) to decrease the minimum option price provided in Section 7 hereof, d) to materially modify the requirements as to eligibility for participation in this Plan, or
    e) to materially increase the benefits accruing to participants under this Plan. No amendment to this Plan shall, except with the consent of the Optionee, adversely affect rights under an option previously granted.

14. TERMS OF PLAN. This Plan shall become effective April 12, 1996, subject to the approval by the holders of the Company's common stock at a meeting to be held within one year of the date of adoption of this Plan.

15. INVESTMENT REPRESENTATION. Upon demand by the Company, the Optionee shall deliver to the Company a representation in writing that the purchase of all shares with respect to which notice of exercise of the Option has been given by Optionee is being made for investment only and not for resale or with a view to distribution and containing such other representations and provisions with respect thereto as the Company may require. Upon such demand, delivery of such representation promptly and prior to the transfer or delivery of any such shares and prior to the expiration of the option period, shall be a condition precedent to the right to purchase such shares.

16. RIGHTS AS SHAREHOLDER AND EMPLOYEE. An Optionee shall have no rights as a shareholder of the Company with respect to any shares of Common Stock covered by an Option until the date of the issuance of the stock certificate for such shares. Neither the Plan, nor the granting of an option or other rights herein, nor any other action taken pursuant to the Plan shall constitute or be evidence of, any agreement or understanding, express or implied, that an Employee has a right to continue as an Employee for any period of time or at any particular rate of compensation.

17. GOVERNING LAW. Options granted under this Plan shall be construed and shall take effect in accordance with the laws of the State of Washington.















Electronic Systems Technology, Inc.
Phone:   509-735-9092
415 N. Quay Street, Kennewick, WA 99336
Fax:     509-783-5475

www.esteem.com